Exhibit 99.2

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, Edgewater Technology, Inc., a Delaware corporation (the “Company”);

WHEREAS, Ancora Catalyst Fund LP, a Delaware limited partnership, AAMAF LP, a Delaware limited partnership, Merlin Partners LP, a Delaware limited partnership, Ancora Advisors, LLC, a Delaware limited liability company, and Frederick DiSanto (together, “Ancora”), Matthew Carpenter, Jeffrey L. Rutherford and Kurtis J. Wolf wish to form a group for the purpose of 1) seeking representation on the Board of Directors of the Company (the “Board”) through a consent solicitation or any other means permitted under the Delaware General Corporation Law (including any meeting of stockholders held in respect thereof, and any adjournments, postponements, reschedulings or continuations thereof) and 2) taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 22nd day of December 2016 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.  Ancora or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member prior to the filing or submission thereof.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) and Ancora of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees to form the Group for the purpose of 1) seeking representation on the Board of Directors of the Company (the “Board”) through a consent solicitation or any other means permitted under the Delaware General Corporation Law (including any meeting of stockholders held in respect thereof, and any adjournments, postponements, reschedulings or continuations thereof), 2) taking such other actions as the parties deem advisable, and 3) taking all other action necessary or advisable to achieve the foregoing.

4.           Ancora shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5.           Each of the undersigned agrees that any SEC filing, press release, communication to the Company or communication to other stockholders proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be as determined by Ancora (“Company Communication”).  Ancora will provide notice to and a reasonable opportunity for each of the Parties to review and comment upon any such SEC filing, press release or communication, or any proposed agreement or negotiating position with respect to the Company.  Subject to the foregoing, the Parties hereby agree to work in good faith to resolve any disagreement that may arise between or among any of the members of the Group concerning decisions to be made, actions to be taken or statements to be made in connection with the Group’s activities.  In the absence of disagreement, Ancora shall have discretion over the content and timing of public or private communications and negotiating positions taken on behalf of the Group.

6.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.           Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steve Wolosky at Olshan, Fax No. (212) 451-2222.

10.           Each party acknowledges that Olshan shall act as counsel for each of the Group and Ancora relating to their investment in the Company.

11.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Dated:  December 22, 2016

Ancora Catalyst Fund LP

By:	Ancora Advisors, LLC General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

AAMAF LP

By:	Ancora Advisors, LLC General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Merlin Partners LP

By:	Ancora Advisors, LLC General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Advisors, LLC

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

/s/ Frederick DiSanto
FREDERICK DISANTO
Individually and as attorney-in-fact for Matthew Carpenter, Jeffrey L. Rutherford and Kurtis J. Wolf